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The Board of Directors
Airgas, Inc.


We consent to the inclusion of our report dated February 13, 1996, with respect to the consolidated balance sheet of Acetylene Gas Company as of December 31, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Airgas, Inc. dated April 5, 1996.

                                     CURRY, LENHARDT & COMPANY, LLP
                                     St. Louis, Missouri

April 5, 1996
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